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                                                                  EXHIBIT 12


SOUTHWESTERN BELL TELEPHONE COMPANY
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
Dollars in Millions


                            THREE MONTHS ENDED
                                  MARCH 31,                       YEAR ENDED DECEMBER 31,

                                 1996    1995      1995     1994     1993     1992     1991

Income Before Income Taxes,
 Extraordinary Loss and
 Cumulative  Effect of Changes
 in Accounting Principles     $ 559.0  $ 454.8  $1,688.3 $1,585.9 $1,424.2 $1,324.7 $1,286.3

  Add:  Interest Expense         82.7     85.5     339.4    357.9    385.2    408.7    456.3

      1/3 Rental Expense          8.1      7.0      25.9     25.6     22.8     27.6     22.7


  Adjusted Earnings           $ 649.8  $ 547.3  $2,053.6 $1,969.4 $1,832.2 $1,761.0 $1,765.3


Total Interest Charges        $  87.5  $  85.5  $  339.4 $  357.9 $  385.2 $  408.7 $  456.3

1/3 Rental Expense                8.1      7.0      25.9     25.6     22.8     27.6     22.7


  Adjusted Fixed Charges      $  95.6  $  92.5  $  365.3 $  383.5 $  408.0 $  436.3 $  479.0


Ratio of Earnings to Fixed
 Charges                         6.80     5.92      5.62     5.14     4.49     4.04     3.69


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